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Pursuant to Rule 424(b)(3)
Prospectus Supplement
To Prospectus dated March 19, 1998
(File No. 333-44019)



                           KELLSTROM INDUSTRIES, INC.


               $54,000,000 Principal Amount of 5 3/4% Convertible
                           Subordinated Notes due 2002


                        2,996,811 Shares of Common Stock

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         This document supplements the Prospectus dated March 19, 1998 (the
"Prospectus") relating to (i) $54,000,000 aggregate principal amount of 5 3/4% Convertible Subordinated Notes due 2002 (the "Notes") of Kellstrom Industries, Inc., a Delaware corporation (the "Company"), (ii) 1,963,636 shares of common stock, par value $.001 per share (the "Common Stock"), of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Note Shares"), (iii) 758,785 shares of Common Stock which are initially issuable upon the exercise of warrants, including warrants held by certain affiliates of the Company (the "Warrants"), having exercise prices ranging from $5.00 to $22.00, previously issued by the Company and expiring between April 15, 2000 and January 15, 2004, plus such additional indeterminate number of shares of Common Stock as may become issuable upon exercise of the Warrants as a result of anti-dilution provisions (collectively the "Warrant Shares") and (iv) 274,390 additional shares of Common Stock owned by a certain stockholder (the "Additional Shares", and together with the Note Shares and the Warrant Shares, the "Shares"). The Notes and the Shares are being offered for the account of the holders thereof (the "Selling Securityholders"). The Notes were initially acquired from the Company by BT Alex. Brown Incorporated in October and November 1997 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On January 15, 1999, the last sale price of the Common Stock of the Company on the Nasdaq National Market was $24.375 per share. The Common Stock of the Company is traded under the symbol "KELL."

                  Selling Securityholder:     NMS Services, Inc.
                                              9 West 57th Street
                                              40th Floor
                                              New York, NY 10019


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                  Securities Being Sold:      $12,000,000 aggregate principal
                                              amount of 5 3/4% Convertible
                                              Subordinated Notes due 2002

         As of January 15, 1999, and prior to giving effect to the sale of the Notes being offered by the Selling Securityholder hereby, the Selling Securityholder beneficially owned $12,000,000 aggregate principal amount of Notes (representing 22.2% of the Notes outstanding as of such date). As of such date, the Selling Securityholder did not beneficially own any shares of Common Stock of the Company, other than the shares of Common Stock into which the Notes beneficially owned by the Selling Securityholder are convertible.

                  Selling Securityholder:     Baird, Patrick & Co., Inc.
                                              20 Exchange Place
                                              New York, NY 10005

                  Securities Being Sold:      $400,000 aggregate principal
                                              amount of 5 3/4% Convertible
                                              Subordinated Notes due 2002

         As of January 15, 1999, and prior to giving effect to the sale of the Notes being offered by the Selling Securityholder hereby, the Selling Securityholder beneficially owned $400,000 aggregate principal amount of Notes (representing less than 1% of the Notes outstanding as of such date). As of such date, the Selling Securityholder did not own any shares of Common Stock of the Company, other than the shares of Common Stock into which the Notes beneficially owned by the Selling Securityholder are convertible.

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SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS FOR A DESCRIPTION OF
CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

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                 NEITHER THE SECURITIES AND EXCHANGE COMMISSION
                     NOR ANY STATE SECURITIES COMMISSION HAS
                 APPROVED OR DISAPPROVED OF THESE SECURITIES OR
                  PASSED UPON THE ADEQUACY OR ACCURACY OF THIS
                                   PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

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         The date of this Prospectus Supplement is January 19, 1999.